UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2010
MGIC Investment Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (414) 347-6480
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 12, 2010, the Board of Directors of MGIC Investment Corporation (“MGIC”) decided to grant Jeffrey Lane, MGIC’s Executive Vice President and General Counsel, a one-time award of 100,000 restricted stock units (the “RSU Grant”) and increase his base salary from $400,000 to $700,000. Fifty percent of the RSU Grant will vest on March 1, 2011, 25% will vest on September 1, 2011 and the remaining 25% will vest on March 1, 2012. Vesting is subject only to Mr. Lane’s continued employment with MGIC through each vesting date, but in the event of non-cause and good reason employment terminations all of the RSU Grant will vest. The increase in Mr. Lane’s salary is effective as of March 1, 2010.
The Board, on the recommendation of the Management Development, Nominating and Governance Committee, and MGIC’s CEO, Curt Culver, approved the RSU Grant and increased salary in recognition of Mr. Lane’s significant contributions and continuing leadership role at MGIC. Changes in Mr. Lane’s compensation have been under consideration for more than a year.

Item 8.01.	Other Events.
On March 11, 2010 MGIC sent notice to the holder of record of its 9% Convertible Junior Subordinated Debentures due 2063 that MGIC is deferring to April 1, 2020 the interest payment that was scheduled to be paid on April 1, 2010. As MGIC has previously publicly reported, MGIC has deferred for ten years the interest payments that were scheduled to be paid April 1, 2009 and October 1, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: March 12, 2010	By:	/s/ Timothy J. Mattke
Timothy J. Mattke
Vice President and Controller